UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 (Rule 14a-101)

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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SAFEGUARD SCIENTIFICS, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The attached slides were posted by Safeguard Scientifics, Inc. on its website on June 11, 2004 in connection with the Annual Meeting of Shareholders on that date.

Safeguard Scientifics, Inc. ANNUAL MEETING June 11, 2004

Except for the historical information and discussions contained herein, statements contained in this presentation may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward- looking statements are subject to risks and uncertainties. These risks and uncertainties, which could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, and the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained herein. Forward Looking Statements 1

In connection with the previously announced CompuCom Systems, Inc. merger, both CompuCom and Safeguard will be filing proxy statements and other relevant documents with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF COMPUCOM AND SAFEGUARD ARE URGED TO READ THEIR RESPECTIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Safeguard in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Safeguard with the SEC. Safeguard investors and security holders can obtain free copies of the Safeguard proxy statement and other documents filed by Safeguard when they become available by contacting Investor Relations at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087 or by calling (610) 293-0600. In addition, documents filed with the SEC by Safeguard will be available free of charge at the SEC's website at www.sec.gov. Additional Information & Where to Find It 2

Transforming Safeguard ANNUAL MEETING June 11, 2004 3

Transforming Safeguard 4 Inception Concept Proof Market Acceptance High Growth Maturity Technology Risk Market Risk Revenues Safeguard Focus Refined the Business Model

Transforming Safeguard Freed Up Capital: > Divested non-strategic assets > Received fund distributions > Generated $130.6 million in net cash proceeds (a) Reduced Corporate Costs 54% (b) (a) From sales of companies and distributions from funds 2002-3/31/04 (b) 12/31/01 to 12/31/03 5

Transforming Safeguard Restructured Long-term Debt: Issued $150 million of 2.625% Senior Subordinated Debentures with stated maturity of 2024 Retired $145 million of 5% Subordinated Notes due 2006 Result: > Lowered annual interest costs by $3.5 million > Extended maturity of long-term debt 6

Transforming Safeguard Reinvested Capital: Alliance Consulting: Acquired 100% (2002) Mantas : Increased ownership (84%) and funded growth ChromaVision (NADSAQ: CVSN): Increased ownership (57%) and funded growth 7

$4.60 per common share $15 million for preferred shares Total gross proceeds to Safeguard: $128 million* Closing anticipated late in third quarter 2004 Proxy will contain important information Use of proceeds Changes Safeguard dramatically * Excludes estimated transaction costs of approximately $1 million Proposed Sale of CompuCom 8

Invest in time-to-volume stage companies Focus on Business Decision Solutions and Healthcare Life Sciences Provide operating and management direction Offer other resources Build "acquirable companies" Safeguard's Strategy 9

Mega Trends Dramatic reduction in computing, storage & communication costs Increasing regulatory and compliance demands Aging population 10

Safeguard is financially sound Focus on operating Strategic Companies Step up search for acquisitions Provide additional transparency Communicate regularly Looking Ahead 11

ANNUAL MEETING June 11, 2004 Q & A